EXHIBIT 99.1

For Immediate Release

March 19, 2025

FrontView REIT Announces Fourth Quarter and Full Year 2024 Results and Initiates 2025 Guidance

Dallas, TX – FrontView REIT, Inc. (NYSE: FVR) (the “Company”, “FrontView”, “we”, “our”, or “us”), today announced its operating results for the quarter and year ended December 31, 2024.

MANAGEMENT COMMENTARY

Stephen Preston, Co-CEO, Co-President, and Chairman, commented, "We are pleased to report a very successful first quarter as a public company, demonstrating our ability to drive growth by acquiring over $100 million in high-quality assets at above-market cap rates. Our differentiated sourcing strategy and focus on transacting outside of the competitive public peer landscape—where we instead compete with less sophisticated buyers—continue to pay off. Unlike many public peers facing increased competition, we are benefiting from elevated cap rates in our niche market, partially driven by the stickiness of interest rates for players in the space. This dynamic, coupled with our disciplined approach, enabled us to already lock in forecasted Q1 2025 acquisitions at attractive yields. We are initiating 2025 AFFO per share guidance of $1.20 to $1.26 and remain focused on delivering superior risk-adjusted returns for our shareholders.”

FOURTH QUARTER 2024 HIGHLIGHTS

INVESTMENT ACTIVITY
•
During the fourth quarter, we acquired 29 new properties for $103.4 million at a weighted average cash capitalization rate of 7.9% and a weighted average lease term of 11 years. The acquisitions were spread across 7 industries, 17 tenants, and 16 states, including 12 new tenants and 4 new states
•
Subsequent to quarter end and through the date of this release, we acquired 15 new properties for $37.9 million at a weighted average cash capitalization rate of 7.8% and a weighted average lease term of 12.5 years. The acquisitions were spread across 7 industries, 11 tenants, and 11 states, including 5 new tenants and 2 new states.
•
As of the date of this release, we have an additional $18.2 million of properties under signed PSA that have a weighted average cash capitalization rate of 8.2%. The properties are spread across 4 industries, 4 tenants, and 3 states.
•
During the fourth quarter, we sold 1 property for gross proceeds of $2.1 million at a 6.9% cash capitalization rate, recognizing a $0.05 million gain over our original purchase price.

OPERATING RESULTS
•
Generated net loss of $21.5 million, or $0.78 per share.
•
Generated adjusted funds from operations (“AFFO”) of $9.1 million, or $0.33 per share.
•
Generated pro forma adjusted AFFO of $7.4 million, or $0.27 per pro forma share.
•
Incurred $2.9 million of general and administrative expenses, inclusive of $0.6 million of stock-based compensation and $0.1 million of property and asset management fees that were incurred during the first two days of the quarter prior to our initial public offering ("IPO").
•
Portfolio was approximately 98% leased based on number of properties, with seven of our 307 properties vacant and not subject to a lease at quarter end.

CAPITAL MARKETS ACTIVITY
•
As of December 31, 2024, we had total outstanding debt of $268.5 million, Net Debt of $263.4 million, and a Net Debt to Annualized Adjusted EBITDAre ratio of 5.2x.
•
During the quarter, we completed our IPO, selling 14.3 million shares of our common stock for gross proceeds of $271.5 million, prior to underwriting discounts and inclusive of the underwriters' additional purchase of 1.09 million shares.
•
We used the proceeds from our IPO to repay our prior CIBC revolving credit facility and CIBC term loan, and retained $82.3 million of cash to be used for acquisitions and general corporate purposes. We fully invested the proceeds by the end of the quarter.

•
Concurrent with our IPO, we closed on a new $250.0 million revolving credit facility ("Revolving Credit Facility") and a new $200.0 million term loan ("Term Loan"). We drew down the term loan, in full, on December 30, 2024. The new loans have a five-year duration after consideration of extension options and bear interest at adjusted SOFR plus 1.2%. We used the term loan and borrowings under our revolving credit facility to repay, in full, our fixed-rate $253 million ABS notes that matured on December 30, 2024.
•
Declared a quarterly dividend of $0.215 per share and OP unit to holders of record as of March 31, 2025, payable on or before April 15, 2025.
•
Subsequent to quarter end, on March 4, 2025 we entered into $200 million in interest rate swap notional to fix our Term Loan at an all-in rate of 4.96%.

SUMMARIZED FINANCIAL RESULTS

	For the three months ended December 31,			For the year ended December 31,
	Pro Forma	Historical	Historical	Pro Forma	Historical	Historical
(in thousands, except per share data)	2024	2024	2023	2024	2024	2023
Revenues	$16,868	$15,514	$14,343	$66,685	$59,917	$48,266

Net (loss) income, including non-controlling interest	$(22,009)	$(21,488)	$8,429	$(26,613)	$(31,209)	$(1,524)
Net (loss) income per share	(0.79)	(0.78)	—	(0.96)	—	—

FFO	$(9,708)	$(9,963)	$2,322	$11,226	$1,985	$11,438
FFO per share	(0.35)	(0.36)	—	0.40	—	—

AFFO	$7,404	$9,055	$4,844	$30,337	$23,543	$21,055
AFFO per share	0.27	0.33	—	1.09	—	—

Diluted Weighted Average Shares Outstanding	27,823	27,578	—	27,823	—	—

FFO, AFFO, and Pro Forma AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO

As of December 31, 2024, we owned a diversified portfolio of 307 individual net leased commercial properties, comprising approximately 2.4 million rentable square feet of operational space. As of December 31, 2024, all but seven of our properties were subject to a lease, and our properties were occupied by 320 different commercial tenants, with no single tenant accounting for more than 2.9% of our annualized base rent (“ABR”). Properties subject to a lease represent 97.7% of the number of properties in our portfolio. The ABR weighted average lease term, pursuant to leases on properties in the portfolio as of December 31, 2024, was 7.2 years.

DISTRIBUTIONS

On March 18, 2025, our board of directors declared a quarterly dividend of $0.215 per common share and OP unit to holders of record as of March 31, 2025, payable on or before April 15, 2025.

2025 GUIDANCE

For 2025, FrontView expects to report AFFO of between $1.20 and $1.26 per diluted share.

The guidance is based on the following key assumptions:

(i)
investments in real estate properties between $175 million and $200 million;
(ii)
dispositions of real estate properties between $5 million and $20 million;
(iii)
bad debt expense of between 2% and 3% of cash NOI;
(iv)
non-reimbursed property and operating expenses of between $2.0 million and $2.6 million;
(v)
total cash general and administrative expenses between $8.9 million and $9.5 million.

Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the quarter.

We do not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because we are unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of our ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on our GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The Company will host its fourth quarter earnings conference call and audio webcast on Thursday, March 20, 2025, at 10:00 a.m. Central Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/968397175. If you prefer to listen via phone, U.S. participants may dial: 1-800-549-8228 (toll free) or 646-564-2877 (local), conference ID 76353.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://www.frontviewreit.com.

About FrontView REIT, Inc.

FrontView is an internally-managed net-lease REIT that acquires, owns and manages primarily properties with frontage that are net leased to a diversified group of tenants. FrontView is differentiated by an investment approach focused on properties that are in prominent locations with direct frontage on high-traffic roads that are highly visible to consumers. As of December 31, 2024, FrontView owned a well-diversified portfolio of 307 properties with direct frontage across 35 U.S. states. FrontView’s focuses on service-oriented tenants, including quick-service restaurants, cellular stores, financial institutions, automotive stores and dealers, medical and dental providers, convenience and gas stores, car washes, home improvement stores, grocery stores, fitness operators, professional services as well as general retail tenants.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2025 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause FVR’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which the Company expects to file with the SEC on March 20, 2025, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), AFFO, Pro Forma AFFO, Net Debt, Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, AFFO, and Pro Forma AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, AFFO, and Pro Forma AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Pro Forma Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Company Contact

media@frontviewreit.com

FRONTVIEW REIT INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	Successor	Predecessor
	December 31, 2024	December 31, 2023
ASSETS
Real estate held for investment, at cost
Land	$332,944	$314,748
Buildings and improvements	386,462	332,432
Total real estate held for investment, at cost	719,406	647,180
Less accumulated depreciation	(40,398)	(28,734)
Real estate held for investment, net	679,008	618,446
Assets held for sale	5,898	2,859
Cash, cash equivalents and restricted cash	5,094	17,129
Intangible lease assets, net	114,868	119,432
Other assets	16,941	14,141
Total assets	$821,809	$772,007
LIABILITIES, CONVERTIBLE NON-CONTROLLING PREFERRED INTERESTS AND EQUITY
Liabilities
Debt, net	$266,538	$436,452
Intangible lease liabilities, net	14,735	17,416
Accounts payable and accrued liabilities	17,858	17,452
Total liabilities	299,131	471,320

Convertible non-controlling preferred interests	—	103,616

Equity
Partners' capital	—	197,071
FrontView REIT, Inc. equity
Common Stock, $0.01 par value 450,000 shares authorized, 17,291 shares issued and outstanding as of December 31, 2024	173	—
Additional paid-in capital	331,482	—
Accumulated deficit	(6,834)	—
Total FrontView REIT, Inc. equity	324,821	—
Non-controlling interests	197,857	—
Total equity	522,678	—
Total liabilities, convertible non-controlling preferred interests and equity	$821,809	$772,007

FRONTVIEW REIT INC.

CONSOLIDATED STATEMENT OF INCOME (LOSS)

(in thousands, except per share amounts)

	Combined Successor and Predecessor	Predecessor	Successor	Predecessor	Predecessor
	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Period from October 3, 2024 through December 31, 2024	Period from January 1, 2024 through October 2, 2024	Year Ended December 31, 2023
Revenues
Rental revenues	$15,514	$14,343	$15,177	$44,740	$48,266

Operating expenses
Depreciation and amortization	7,634	7,415	7,468	21,581	24,730
Property operating expenses	2,218	1,884	2,170	5,742	5,825
Property management fees	60	494	—	1,561	1,616
Asset management fees	22	1,034	—	3,124	4,139
General and administrative expenses	2,850	2,026	2,787	2,122	8,055
Total operating expenses	12,784	12,853	12,425	34,130	44,365

Other expenses (income)
Interest expense	3,593	6,498	3,452	19,896	18,377
Gain on sale of real estate	—	(1,057)	—	(337)	(725)
Impairment loss	3,891	407	3,891	591	407
Income taxes	236	110	231	349	316
Total other expenses	7,720	5,958	7,574	20,499	18,375
Operating loss	(4,990)	(4,468)	(4,822)	(9,889)	(14,474)
Internalization expense	(16,498)	—	—	(16,498)	—
Gain from acquisition of equity method investment	—	12,988	—	—	12,988
Equity loss from investment in an unconsolidated entity	—	(91)	—	—	(38)
Net (loss) income	(21,488)	8,429	(4,822)	(26,387)	(1,524)
Less: Net loss (income) attributable to convertible non- controlling preferred interests	4,519	(2,274)	—	7,171	424
Less: Net loss attributable to non-controlling interests	1,825	—	1,825	—	—
Net (loss) income attributable to NADG NNN Property Fund LP (Predecessor) and to FrontView REIT, Inc. (Successor)	$(15,144)	$6,155	$(2,997)	$(19,216)	$(1,100)

Weighted average number of common shares outstanding
Basic	—	—	16,259	—	—
Diluted	—	—	27,578	—	—
Net loss per share attributable to Common Stock holders
Basic	$—	$—	$(0.19)	$—	$—
Diluted	$—	$—	$(0.19)	$—	$—

Reconciliation of Non-GAAP Measures

The following is a reconciliation of historical and pro forma net income to FFO and AFFO for the following periods:

	Successor	Successor	Predecessor	Predecessor
	Pro Forma	Historical	Historical	Historical
(in thousands)	Year Ended December 31, 2024	Period from October 3, 2024 through December 31, 2024	Period from January 1, 2024 through October 2, 2024	Year Ended December 31, 2023
Net loss	$(26,613)	$(4,822)	$(26,387)	$(1,524)
Depreciation on real property and amortization of real estate intangibles	33,357	7,468	21,581	24,730
Share of 50/50 Joint Venture's depreciation on real property and amortization of real estate intangibles	—	—	—	1,798
Gain on sale of real estate	—	—	(337)	(725)
Share of 50/50 Joint Venture's gain on sale of real estate	—	—	—	(260)
Impairment loss on real estate held for investment	4,482	3,891	591	407
Gain from acquisition of equity method investment	—	—	—	(12,988)
FFO	$11,226	$6,537	$(4,552)	$11,438
Straight-line rent adjustments	(1,806)	(322)	(971)	(1,350)
Share of 50/50 Joint Venture's straight-line rent adjustments	—	—	—	(43)
Amortization of financing transaction and discount costs	1,601	1,588	3,145	2,792
Share of 50/50 Joint Venture's amortization of debt issuance cost	—	—	—	226
Amortization of above/below market lease intangibles	2,048	164	1,341	1,469
Share of 50/50 Joint Venture's amortization of above/below market lease intangibles	—	—	—	90
Stock-based compensation	2,496	608	—	—
Lease termination fees	(1,726)	(342)	(1,384)	—
Adjustment for structuring and public company readiness costs	—	662	487	4,092
Adjustment for Internalization expenses	16,498	—	16,498	2,169
Other non-recurring expenses	—	84	—	172
AFFO	$30,337	$8,979	$14,564	$21,055

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO and AFFO, each of which are non-GAAP measures. We believe these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash or non-recurring revenues and expenses, including straight-line rents, cost of debt extinguishments, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gains or losses on foreign currency transactions, Internalization expenses, structuring and public company readiness costs, extraordinary items, and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by one-time cash and non-cash revenues or expenses.

Our leases typically include cash rents that increase through lease escalations over the term of the lease. Our leases do not typically include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. We further exclude costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, the amortization of debt issuance costs, net mortgage premiums, and lease intangibles, realized gains and losses on foreign currency transactions, Internalization expenses, and structuring and public company readiness costs, as these items are not indicative of ongoing operational results.

FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of AFFO accordingly.

The following is a reconciliation of historical and pro forma net income to EBITDA, EBITDAre, and Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended December 31, 2024 and 2023:

	Successor	Combined Successor and Predecessor	Predecessor
	Pro Forma	Historical	Historical
(unaudited, in thousands)	Three Months Ended December 31, 2024	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023
Net (loss) income	$(22,009)	$(21,488)	$8,429
Depreciation and amortization	8,410	7,634	7,993
Share of 50/50 Joint Venture's depreciation and amortization	—	—	122
Interest expense	4,517	3,593	6,498
Share of 50/50 Joint Venture's interest expense	—	—	130
Income taxes	236	236	110
Share of 50/50 Joint Venture's income taxes	—	—	2
EBITDA	$(8,846)	$(10,025)	$23,283
Gain on sale of real estate	—	—	(1,057)
Impairment loss on real estate held for investment	3,891	3,891	407
Gain from acquisition of equity method investment	—	—	(12,988)
EBITDAre	$(4,955)	$(6,134)	$9,645
Adjustment for current period investment activity (1)	—	1,354	—
Adjustment for current period disposition activity (2)	—	—	(36)
Adjustment for non-cash compensation expense (3)	624	608	—
Adjustment to exclude non-recurring (income) expenses (4)	16,238	16,760	1,361
Adjustment to exclude net write-offs of accrued rental income	63	63	—
Adjusted EBITDAre	11,970	12,651	10,970
Annualized EBITDAre	(19,820)	(24,536)	38,580
Annualized adjusted EBITDAre	$47,880	$50,604	$43,880

(1)	Reflects an adjustment to give effect to all acquisitions during the period as if they had been acquired as of the beginning of the period.
(2)	Reflects an adjustment to give effect to all dispositions during the period as if they had been sold as of the beginning of the period.
(3)	Reflects an adjustment to exclude non-cash stock-based compensation expense.
(4)	Reflects an adjustment to exclude non-recurring expenses including IPO costs, lease termination fees and non-recurring income or expenses.

	December 31,
	Pro Forma	Historical	Historical
(in thousands)	2024	2024	2023
Debt
Term Loan	$200,000	$200,000	$—
Revolving Credit Facility	68,500	68,500	—
ABS Notes	—	—	254,489
CIBC Revolving Credit Facility	—	—	168,890
CIBC Term Loan	—	—	17,000
Gross Debt	268,500	268,500	440,379
Cash, cash equivalents and restricted cash	(5,094)	(5,094)	(17,129)
Net Debt	$263,406	$263,406	$423,250
Leverage Ratios:
Net Debt to Annualized EBITDAre	(13.3)	(10.7)	11.0
Net Debt to Annualized Adjusted EBITDAre	5.5	5.2	9.6

Net Debt is a non-GAAP financial measure. We define Net Debt as our total debt less cash, cash equivalents and restricted cash. The ratios of Net Debt to EBITDAre and Net Debt to Annualized Adjusted EBITDAre represent Net Debt as of the end of the applicable period divided by EBITDAre or Annualized Adjusted EBITDAre for the period, respectively. We believe that these ratios are useful to investors and analysts because they provide information about Gross Debt less cash and cash equivalents, which could be useful to repay debt, compared to our performance as measured using EBITDAre and Annualized Adjusted EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our leverage that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. In 2017, Nareit issued a white paper recommending that companies that report EBITDA also report EBITDAre in financial reports. We compute EBITDAre in accordance with the definition adopted by Nareit. Nareit defines EBITDAre as EBITDA (as defined above) excluding gains (loss) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We compute adjusted EBITDAre as EBITDAre for the applicable quarter, as adjusted to (i) reflect all investment and disposition activity that took place during the applicable quarter as if each transaction had been completed on the first day of the quarter, (ii) exclude certain GAAP income and expense amounts that we believe are infrequent and unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, (iii) eliminate the impact of lease termination fees from certain of our tenants, and (iv) exclude non-cash stock-based compensation expense.

Annualized adjusted EBITDAre is calculated by multiplying adjusted EBITDAre for the applicable quarter by four, which we believe provides a meaningful estimate of our current run rate for all of our investments as of the end of the most recently completed quarter given the contractual nature of our long term net leases. You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our annualized adjusted EBITDAre. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre.

Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.